UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement              [_]  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Under Rule 14a-12

                               ENVIROSOURCE, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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         [_] Fee paid previously with preliminary materials.

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[_]   Check box if any part of the fee is offset as  provided  by  Exchange  Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or
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Note:  Filed by Envirosource, Inc. pursuant to Rule 14a-12 under the Securities
       Exchange Act of 1934, as amended.

ENVIROSOURCE


                                                             News   News    News

CONTACT:            Investor Relations
-------             215/956-5654

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                    ENVIROSOUCRE ANNOUNCES RESTRUCTURING PLAN

            Transactions Will Significantly Reduce Outstanding Debt,

                    Cash Out Common Stock at $0.20 per Share
                    ----------------------------------------

         HORSHAM, PA, June 8, 2001 - Envirosource, Inc. (OTCBB:ENSO) today announced a restructuring plan that will significantly reduce its outstanding debt, increase financial flexibility, improve cash flow and complete a merger transaction that will result in the Company becoming privately held.

         The Company is offering to exchange all of its $270 million 9 3/4% Senior Notes due 2003 for a combination of cash, new 14% Subordinated Notes due 2008, Redeemable Preferred Stock and Common Stock. If all of the Senior Notes are tendered, the aggregate exchange consideration will be at least $63 million in a combination of cash and Subordinated Notes, plus $25 million worth of Preferred Stock and all of the Common Stock that will then be issued and outstanding.

         The Company has entered into an exchange agreement with affiliates of GSC Partners, a private investment firm with approximately $4.6 billion of capital under management, which holds approximately 63% of the Senior Notes, pursuant to which GSC Partners has agreed to exchange their Notes and support the transactions. Upon completion of the anticipated transactions, the current directors, other than John DiLacqua, will resign and GSC Partners will elect new directors to fill the board.

         The restructuring also contemplates that 100% of the presently outstanding Common Stock of the Company will be exchanged for $.20 per share in cash through a merger transaction described in a Proxy Statement, which will be mailed to stockholders.

         The  restructuring   has  the  unanimous   approval  of  the  Company's
directors, and the holders of a majority of its stock have already consented to support the contemplated transactions.

         The Company expects the restructuring to be completed quickly and to significantly reduce the Company's debt and interest obligations. John DiLacqua, the President and Chief Executive Officer of the Company, said "We are excited to announce the commencement of our restructuring plan and look forward to the prompt conclusion of these efforts and to a well-capitalized Envirosource. I believe that this plan is in the best interest of all stakeholders and it reduces substantially the significant debt and debt service obligations that we've had for years. We particularly wish to thank our shareholders, the holders of our notes, our bankers, and our employees for their continuing support and efforts during this process. We also want to assure our customers, employees, suppliers and trade creditors that there will be no interruptions in our service or our payments."

         In order to effect the exchange offer, the Company is also soliciting consents to amend the terms of the indentures governing the Senior Notes to eliminate substantially all of the restrictive covenants and certain events of default. The Company's agreement with GSC Partners obligates them to consent to the proposed amendments. As GSC Partners' holdings of the Senior Notes exceed the majority vote required, such consents will be sufficient to approve the proposed amendments.


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                                      - 3 -

         The exchange offer is conditioned upon, among other things, having at least 98% of the outstanding principal amount of the Senior Notes tendered prior to the expiration time. If the requisite acceptances are not received, it is the Company's intention to effect the transaction on essentially the same terms as contemplated by the exchange offer and merger through a pre-packaged Chapter 11 plan of reorganization. Under the terms of the pre-packaged plan, the filing would be done at the parent level only and the operating subsidiaries would not be impacted, all employee and trade obligations of the Company would be met without delay and there would be no interruption in service of any kind to customers. GSC Partners, holder of approximately 63% of the Senior Notes, has also committed to support the pre-packaged plan. In agreeing to exchange their Senior Notes, other holders will also be consenting to acceptance of the pre-packaged plan, if it is filed. As a result, the Company expects to receive sufficient acceptances to obtain prompt court approval and consummation of the pre-packaged plan, if such a filing is necessary.

         The exchange offer and solicitation of consents and acceptances is scheduled to expire at 5:00 p.m., Eastern Time on July 12, 2001. In connection with the exchange offer and potential pre-packaged plan of reorganization, it is the Company's intention to not pay the interest on the Senior Notes due June 15, 2001. The exchange offer and solicitation of consents and acceptances are being made pursuant to an Offering Memorandum and Solicitation of Consents and Acceptance and the related Letter of Transmittal, Consent and Acceptances which more fully set forth the terms of the exchange offer and solicitation of consents and acceptances.

         The Company is being advised on the restructuring plan by Jefferies & Company, Inc. and Akin, Gump, Strauss, Hauer & Feld, L.L.P.

         Envirosource stockholders are advised to read the Proxy Statement relating to the Merger, which will be filed with the Securities and Exchange Commission. The Proxy Statement will contain important information, which should be read carefully. The Proxy Statement, the Offering Memorandum and related materials filed with the SEC will also be available at no charge on the SEC's web site at www.sec.gov or by contacting the Company's information agent, Mackenzie Partners.

Forward-Looking Statements

         Certain of the statements in this press release which are not historical, including the Company's expectations, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ materially from those projected. Risk factors that could cause actual results to differ materially from current expectations include the occurrence of an unanticipated materially adverse change.

         These forward-looking statements should be read in conjunction with the Offering Memorandum and Solicitation of Consents and Acceptances and the related Letter of Transmittal, Consent and Acceptances which contains information which more fully describes additional factors that could cause actual results to differ materially from those projected in any forward-looking statements.

         The Company's principal operation is IMS, which provides slag processing, metal recovery, materials handling, scrap management and a wide range of specialty services, such as surface conditioning ("scarfing") of steel slabs, to the North American steel industry. In addition, the Company's Technologies operations provide waste treatment, stabilization and disposal services, primarily to the steel industry.